AGREEMENT

THIS AGREEMENT is made as of the 14th day of September, among Rubber Research Elastomerics, Inc. (“RRE”), Winston Salser (“Salser”) and Riviera Investments, Inc., a corporation controlled by Salser (“Riviera”).

Recitals

A.  RRE desires to engage Salser as its Chief Executive Officer, and Salser is willing to accept such engagement. The parties wish to establish certain terms regarding Salser’s employment as CEO.

B.  Salser and Riviera have previously provided funding to RRE. During the period from May 2007 through July 2007, Salser or Riviera provided approximately $121,900 to RRE as described in that certain Agreement and Receipt of Payments, dated August 2, 2007 (the “Payments Agreement”). In August 2007, Salser or Riviera provided an additional $30,829 to RRE as described in that certain letter agreement dated August 3, 2007. (References herein to Salser include Riviera, where applicable.)

C.  RRE desires to obtain additional funding, and Salser and Riviera are willing to provide additional funding to RRE on the terms and conditions described below.

Therefore, the parties hereby agree as follows:

1.  Employment of Salser as CEO. RRE agrees to employ Salser as its CEO. The term of his employment will be four years, unless terminated earlier. RRE will pay Salser a base salary of $150,000 per year for his services as CEO, plus such other compensation and benefits as may be determined by the Board of Directors from time to time. Salser’s base salary will be paid in equal installments on RRE’s regular payroll dates. If RRE terminates Salser’s employment without cause before the expiration of the 4-year term, Salser will be entitled to receive his salary for the remainder of the 4-year term.

2.  Purchase of Stock; Other Funding.

(a)  Purchase of Stock. On or promptly after the date of this Agreement, Salser or Riviera, or a combination thereof, will purchase $300,000 of 8.5% Convertible Preferred Stock from RRE at a price of $0.42 per share (i.e., 714,286 shares). The purchase price will be paid (i) by applying the $152,729 previously provided to RRE by Salser or Riviera, plus accrued interest thereon, and (ii) the balance in cash. The issuance of such stock will satisfy RRE’s indebtedness to Salser and Riviera with respect to the prior advances so applied. Notwithstanding such application of prior advances to purchase stock, Salser and Riviera shall continue to have the rights set forth in the Payments Agreement, as provided in Section 3 hereof.

(b)  Convertible Debenture. Within 45 days after the date of this Agreement, Salser or Riviera will provide an additional $300,000 in funding to RRE. This will be evidenced by a convertible debenture, payable on demand and bearing interest at the rate of twelve percent (12%) per annum, payable quarterly. Such convertible debenture shall be convertible into shares of 8.5% Convertible Preferred Stock at a conversion price of $0.42 per share. RRE will reserve 714,286 shares of 8.5% Preferred Stock for issuance upon such conversion.

(c)  Use of Funds; Escrow of Funds. RRE agrees to use the funds provided by Salser or Riviera as follows:

1

(i)  $100,000 of the funds provided by Salser or Riviera on or after the date of this Agreement (or less, if the full $100,000 is not required) will be used to terminate the license agreement between RRE and 4500 Main Street LLC and to refund to 4500 Main Street LLC the partial payment previously made to RRE with respect to such license agreement; and RRE shall terminate or confirm the expiration of the options agreement to purchase licenses, which 4500 Main Street LLC has failed to maintain.

(ii)  The remaining funds (including funds provided in payment for stock and funds advanced by Salser or Riviera for the convertible debenture) will be placed in an escrow account with a bank, and will be released to RRE and applied to the following purposes: (A) to pay the salary of Salser as CEO; (B) to pay debentures held by Duncan King, Ernest Miller or Jane Miller, if such debentures are tendered to RRE for payment; or (C) for other corporate purposes approved by Salser.

3.  Continued Effect of Payments Agreement. Notwithstanding the application of funds to purchase stock under this Agreement and the other provisions of this Agreement, the parties agree that Salser and Riviera shall continue to have the rights set forth in the Payments Agreement, including but not limited to the right to purchase Tirecycle Licenses or to pay costs and expenses relating to the manufacture of Tirecycle Treatments, and may supply the funds required for the exercise of any or all of such rights by applying some or all of the funds provided by Salser or Riviera under this Agreement and evidenced by the convertible debenture, or by providing additional funds in the future.

4.  Definitive Agreements. The parties agree to prepare and execute one or more definitive documents setting forth the detailed terms of these relationships, including the terms set forth in this Agreement. This Agreement shall govern the terms of such relationships until definitive agreements are executed by the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

RUBBER RESEARCH ELASTOMERICS, INC.

By   /s/ Fred J. Stark, Jr.
Fred J. Stark, Jr., Chief Executive Officer

SALSER:

      /s/ Winston Salser
Winston Salser

RIVIERA INVESTMENTS, INC.

By     /s/ Winston Salser
Winston Salser, President